Attachment for Form N-SAR Sub-Item 77D

Fortis Advantage Portfolios, Inc.--High Yield Portfolio

Effective December 1, 1996, the investment objective of Advantage Portfolios, Inc.--High Yield Portfolio was changed from:

The investment objective of the High Yield Portfolio is maximum current income by investing primarily in a diversified portfolio of high-yielding, fixed-income securities (sometimes referred to as "junk bonds") which in the opinion of Advisers, do not subject High Yield
Portfolio to unreasonable investment risk.

To the following:

The investment objective of the High Yield Portfolio is to maximize total return with a focus on high current income by investing primarily in a diversified portfolio of high-yielding fixed-income securities (sometimes referred to as "junk bonds") which in the opinion of Advisers do not subject High Yield Portfolio to unreasonable investment risk.

This version was unanimously approved and adopted by a vote of the Board of Directors at a meeting held
September 19, 1996.